CRYS-TEL  AUSTRALIA
                                                            PURCHASE  ORDER  NO.
                                                                         021999



                                                 PURCHASE  ORDER
--------------------------------------------------------------------------------

Name                                     Name  Robert  Papalia
                                         Crys-Tel Telecommunications Inc.
Address                                  Address  1390 Ottawa Avenue
                                         West Vancouver,  BC  V7T 2H5
Phone                                    Phone (804)928-5352   Fax (604)926-5371

Qty  Part-No.          Description          Listprlce    Cost     TOTAL US$
  2  VX-70     Dual T1 Card                  4,800.00   4,800.00   9,600.00
  2  VS-109    Gateway Software Rel 3.0 NT     500.00     500.00   1,000.00
 12  VX-113    DSP Software License            800.00     800.00   9,600.00
  6  VC-206    DSP Mother Card 4 Chips       5,400.00   5,400.00  32,400.00
  6  VX-112    DSP Daughter Card 4 Chips     3,600.00   3,600.00  21,600.00
  4  VX-101    Fax Daughter Card 12 ports   11,520.00  11,520.00  46,080.00
  2  VS-2500   Vienna-5000                  16,800.00  16,800.00  33,600.00

                                                     TOTAL US$   153,880.00

     PAYMENT  DETAILS
                              100% UP-FRONT ($163,880.00 USD)

     WIRE  TRANSFER  TO:      CRYS-TEL  TELECOMMUNICATIONS  INC.
                                            at
                              TD Bank (Toronto Dominion Bank)
                              1802 Marine Drive and 18th Street
                              West Vancouver, BC  V7V 1J6
                              Account Number: 96640 004 0937 7300390

                                                     WESTPAC BANKING CORPORATION
                                                     ---------------------------


THE  SECRETARY
CRYS-TEL  TELECOMMUNICATIONS  AUS++
151  RAMSEY  STREET
HABERFIELD  2045


                                                      Thursday, 10 December 1998


CRYS-TEL  TELECOMMUNICATIONS  AUSTRALIA  FTY  LIMITED,

We are delighted that you chosen to open your account with Westpac. Today, we opened the following account for you:

Account:  Type/Designator     Branch/Account  No.     Deposit  Amount
BUSINESS  CHEQUE              032283116180

We  will  provide  you  within  five  working  days:
     - your cheque books which will be available for collection at the branch that you have selected.

You have not quoted your tax file number or exemption. Quotation is not compulsory, however as you have not provided this information, tax may be taken out of your interest. For more information about Tax File Number rules contact the Australian Taxation Office.

Telephone  Banking  is  available  24  hours  a  day,  7 days a week.  To access
Telephone Banking simply call 132-142.and speak to a Customer Service Representative.

Westpac is committed to meeting your financial needs, so please fell free to contact me if you require any further assistance.

Yours  sincerely,


/S/  DEL  DI  SIPIO
---------------------
DEL  DI  SIPIO
Branch  Administrator

                                                                     EXHIBIT 6.4


                 CRYS-TEL TELECOMMUNICATIONS - AUSTRALIA PTY LTD
              151 Ramsay Street Haberfield 2045 - SYDNEY AUSTRALIA
                       Ph: 02 9716 6922  Fax: 02 9716 0223



Tony  &  Robert  Papalia
Crys-tel  International
Parker  House
Wildley  Business  Park
Wildley  road,  St.  Michael
Barbados                                                     13th  January  1999



Attn:  Tony  &  Robert

After my telephone conversation with my associate Mr. Mariano Turrisi regarding the signing of the agreement on the 5th January 1999, could you please send us a list of materials required to setup the first station in Sydney.

Regard



/S/  Girardo  C.  Cassaniti
---------------------------
Girardo  C.  Cassaniti
Director

                         EQUITY JOINT VENTURE AGREEMENT

THIS AGREEMENT is made as of the 5th day of January, 1999 between Crys-Tel Australia (referred to as "CTA"), with its principle office at 151 Ramsey Street, Harberfield 2045. Sydney, Australia and Crys-Tel International, a Barbados incorporated company with its primary office located at Parker House, Wildley Business Park, Wildley Road, St. Michael, Barbados (referred to as "Crys-Tel").

WHEREAS:
1.   Crys-Tel is in the business of selling IP telephony products and services;

2. Crys-Tel is in the process of setting up IP telephony gateways worldwide starting with installations in Canada;

3. CTA has land and funds and desires Crys-Tel to joint venture with it to install gateways in Australia to sell long distance IP telephony services, and Crys-Tel is willing to joint venture with CTA in the installation of the gateways in Australia upon the terms and conditions set forth below: -

4. In accordance with the domestic laws of British Columbia, Canada, the parties agree to jointly invest to set up a joint venture in Australia;

NOW  THEREFORE  the  parties  have  agreed  as  follows:

1.   FORMATION OR CORPORATION

     A Corporation under the name of Crys-Tel Australia or such other name as may be mutually agreed upon by the parties (the "Corporation") shall be organized under the laws of Australia, with the principal selling IP telephony service to corporations and household customers. The legal address of the Corporation shall be determined at a later date.

2.   ISSUED CAPITAL

     30% of the Corporation shall be owned by Crys-Tel and the remaining 70% shall be owned by CTA.

3.   PURCHASE OF SHARES

     (1)  Crys-Tel shall pay for the shares by:

          a. Providing a turn-key operation for selling IP telephony services in Australia;

          b.   Providing a full billing system for the new corporation

     (2)  CTA shall pay for its shares by:

          (a)  Purchasing the required equipment from Crys-Tel suppliers;

          (b)  Setting  up  24  hours,  7  days  a  week  customer  service;

          (c)  contributing  computer  and  office  equipment;

          (d)  contributing  premises  for  daily  operation;

          (e) obtaining the required bandwidth and PRI connections required for the installation of gateways.

4.   WORKING FUNDS

Should the aggregate contributions made by the parties in accordance with the capitalization of the Corporation be insufficient to cover the Corporations working fund requirements, the parties shall consult in good faith in order to find an appropriate solution

5.   CORPORATE DOCUMENTS

The memorandum of association and articles of association of the Corporation shall give full effect to the terms of this agreement and shall be in a form satisfactory to both parties. In particular, and without in any way limiting or derogating from the generality of the foregoing, the articles of association shall provide that the following items of business for approval shall require a 100% vote by the board of directors:

     (a)  capital  investment  in  excess  of  one  million  USD,

     (b)  long-term  indebtedness;

     (c)  disposition  of  major  assets;

     (d)  investments  in  unrelated  businesses;

     (e)  granting  of  licenses;

     (f)  merger  or  consolidation  with  other  businesses;

     (g)  liquidation;  and

     (h)  Increase  of  issued  share  capital.

(1) The board of directors of the Corporation shall be composed of five persons. Crys-Tel shall have the right to appoint at least two directors. The chairman of the board shall be appointed by the CTA and its vice-chairman by Crys-Te1. The term of office for the directors, chairman and vice-chairman shall be 2 years.

(2) The chairman of the board shall be the legal representative of the Corporation. Should the chairman be unable to exercise his responsibilities for some reason, he shall authorize the vice-chairman or any other directors to represent the Corporation temporarily.

(3) The board of directors shall convene at least one meeting every year. The meeting shall be called and presided over by the chairman of the board. The chairman may convene an interim meeting based on a proposal made by more than 3 of the total number of directors.

(4) The highest authority of the Corporation shall be its board of directors. It shall decide all major issues, except as provided otherwise in this agreement.

(5)  The board shall, in addition to its statutory functions:

     (a) appoint members of the management, designate their primary tasks, their salaries, and their standard of expense reimbursement;

     (b) establish the signing authority of the management members to represent and bind the Corporation;

     (c) establish the terms and conditions of each management member's employment, sign the contract of employment between the Corporation and each management member, and represent the Corporation in case of dispute between the Corporation and a management member;

     (d)  approve the Corporation's operating and investment budget;

     (e)  approve any borrowing;

     (f) approve or disapprove decisions of management regarding all matters transcending the ordinary course of the Corporation's day-to-day business; (g) Consider and resolve any other matter which the management submits for its consideration, and supervise the management's activities, including review of the Corporation's annual financial statements.

7.   MANAGEMENT

(1) The management shall be composed of not less than 2 nor more than 4 persons. The board shall elect the members of the Management, considering their capabilities and usefulness to the successful operation of the Corporation, and without regard to their nationality.

(2) The management shall be entrusted with the day-to-day business operation of the Corporation, in accordance with the provisions of this agreement, the articles and the guidelines to be established by the board and good business practice. The primary task of each member shall be designated by the board. The management and its members shall obtain the board's approval for actions transcending the Corporation's day-to- day operation, inter alia, to:

(a)  acquire or lease land or real estate;

(b)  enter into contracts for a longer duration than two years;

(c)  establish operating and investment budgets;

(d) acquire assets or services exceeding in value $250,000, it being understood that various items serving the same investment project shall be considered in the aggregate and acquisitions stated in the operating of investment budget shall not come under this restriction;

(e)  engage in business activity other than Internet telephony;

(f)  enter into licenses of technical assistance or similar agreements;

(g) enter into agreements between the Corporation and any of its shareholders except if such agreement has been provided for in this agreement and only upon such terms and conditions as set out in this agreement.

8.   PROJECTIONS, PLANS, SCHEDULE OF IMPLEMENTATION

(1) The business projections and plans for the Corporation for the first five years shall be established by the Parties within sixty days from the signing of this agreement. Such projections shall be updated each year by the Corporation.

(2) Within sixty days following signing of this agreement, the parties shall prepare a schedule setting forth the principal actions to be taken by each party for the Corporation to commence operations, and the target dates by which such actions shall be completed, which dates may he extended by mutual agreement of the parties. Each party agrees to complete each action required of it on or before the designated target date.

9.   OBLIGATIONS OF THE CTA

Notwithstanding the specific functions of the board of directors and management, the CTA shall be responsible for the following:

(a) handling of applications for approval, registration, business license and other matters concerning the establishment of the joint venture from relevant governmental authorities in charge of the Territory;

(b)  organizing  the  design  and   construction   of  the  premises  and  other
     engineering facilities of the Corporation;

(c) providing cash, computer equipment and premises as set out in this agreement;

(d) assisting Crys-Tel in processing import customs declarations for the machinery and equipment contributed by Crys-Tel and arranging for its transportation within the Territory; (e) assisting the Corporation in purchasing or leasing equipment. office supplies. (f) assisting the Corporation in recruiting local management personnel, technical personnel, workers and other personnel needed, in the Territory;

(g) assisting foreign workers and management in applying for entry visas, work licenses, and processing of travel affairs: and

(h)  taking   responsibility   for  those  matters  as  may  be  agreed  by  the
     Corporation.

10.  OBLIGATIONS OF CRYS-TEL

Notwithstanding the specific functions of the board of directors and management, Crys-Tel shall be responsible for the following:

(a) providing a turn-key solution to setting up IP telephony services in Australia;

(b) handling the matters entrusted by the Corporation, including sales training industry liaising;

(c) providing the needed technical personnel for installing, testing and trial production of the equipment;

(d)  training the technical personnel and workers of the Corporation;

(e)  providing a full IP billing system for the use in Australia; and

(f)  taking   responsibility   for  those  matters  as  may  be  agreed  by  the
     Corporation.

11.  RESEARCH AND DEVELOPMENT GROUP (CHANGE)

(1) A technical group with several technical personnel appointed by CTA and Crys-Tel shall be organized. The group, under the leadership of the construction office, shall be in charge of the examination, supervision, inspection, testing, checking and accepting, and performance checking for the project design, the quality of project, the equipment and materials and the licensed technology.

(2) Subject to approval by both parties, the establishment, remuneration and expenses of the staff of the construction office shall be covered in the project budget.

(3) Following completion of the project, the construction office shall be dissolved upon the approval of the board of directors.

12.  LICENSE AGREEMENT

(1) Crys-Tel and the CTA shall together cause the Corporation to enter into the license agreement attached as Schedule "B" and forming an integral part of this agreement, under which Crys-Tel shall license the Corporation to setup gateways in Australia linking them to the Crys-Tel network of gateways being installed worldwide pursuant to the know how, patents and trade marks described in the agreement.

(2) Crys-Tel shall provide the following guarantees on the technology contained in the license agreement:

     a. that the overall technology including the design, technology of manufacturing, technological process, testing and inspection of the Products will be truly advanced among the same type of technology in Crys-Tel; and

     b. that the technology, model, specification and quality of the equipment and Products are first-class and that same will meet the rigorous requirements of technological operation and practical usage.

13.  PERSONNEL OF THE CORPORATION

(1) The estimated personnel requirements of the Corporation for its initial two years of operation, the personnel organization chart and the initial salaries of each category of personnel (including all taxes and social security type contributions) shall be established by the Parties within sixty days from the signing of this agreement.

(2) The terms of the employment of personnel from the Territory shall follow the provisions of the law of the Territory. With respect to non-Territory employees, the practice followed by internationally operating companies shall be followed. Non-Territory personnel transferred to the Territory temporarily, for years or less, shall be exempt from taxes and social security type contributions within the Territory.

(3) Technical Director: Crys-Tel shall have the right, from time to time, to appoint a technical director who shall assist the Corporation in the management and operation of the Corporation's facilities for an initial period of up to five years, commencing from the date of the establishment of the Corporation's facilities.

14.  LABOUR

Labour contracts covering the recruitment, employment, dismissal and resignation, wages, labour insurance, welfare, rewards, penalty and other matters concerning the staff and workers of the Corporation shall be drawn up in accordance with the labour regulations v/Australia.

15.  PRODUCT SALES

(1) IP telephony product and services can only be sold in Australia & Europe or any other country except Canada.

(2) The Corporation may directly sell the IP telephony products and services on the international market.

16.  UNDERTAKING BY THE CTA

The CTA undertakes on behalf of itself and its affiliates that it shall not during the continuance of this agreement, setup or resale internet telephony services for its own use, nor shall it sell or offer for sale, any products similar to the Products, without the prior written permission of Crys-Tel.

17.  CONFLICTING USE

(1) For the protection of the business of the Corporation, the CTA agrees on behalf of itself and its affiliates that it will not buy, make or sell, for resale or for its own use, items which incorporate or utilize in any way the patents or know-how owned by Crys-Tel, nor will it directly or indirectly (except through the Corporation), contact any of Crys-Tel's suppliers or partners.

18.  COMPLIANCE WITH LAWS OF THE TERRITORY

The parties agree to take all necessary steps to ensure that the Corporation does not engage or participate. directly or indirectly, in any transaction whatsoever with respect to the Products to be manufactured or sold by it, if such transaction is prohibited by the laws and regulations of the Territory.

19.  TAXES, FINANCE, AUDIT AND RECORD KEEPING

(1) The Corporation shall pay taxes in accordance with the laws of the Territory.

(2) Staff members and workers of the Corporation shall pay individual income tax according to the Italian laws.

(3) Allocations for reserve funds, expansion funds of the Corporation and welfare funds and bonuses for staff and workers shall be set aside in accordance with the laws of Australia. The annual proportion of allocations shall be decided by the board of directors.

(4)  The fiscal year end for the Corporation shall be June 30

(5) The Corporation shall keep all accounts and records required by law and practice applicable in its domicile and, in so far as necessary, as required by Italian law. The Corporation shall also keep books of account, and prepare quarterly and annual financial statements, including a balance sheet, income statement and such additional statements as either party may reasonably request, in accordance with generally accepted Canadian accounting principles. These accounts and statements shall control in determining the performance of the Corporation, the amount of profits available for distribution, and all other financial questions or matters. The essential books of account and such other important records as may be designated by the Parties.

(6) The independent certified public accounting firm of or such other independent certified public accounting firm as the parties may designate, shall set LIP the accounts and records of the Corporation. shall audit the accounts and certify the annual financial statements of the Corporation, and shall resolve all questions of proper accounting and financial reporting. If one party disagrees with a determination of the accounting firm, it may submit the question to arbitration in accordance with this agreement.

(7) In the first three months of each fiscal year, the management shall prepare the previous year's balance sheet, profit and loss statement and proposal regarding the disposal of profits, and shall submit same to the board of directors for examination and approval.

20.  TRANSFER OF SHARES

(1) Right of First Refusal: The CTA shall not sell to unrelated third parties any part of the common shares owned by it in the Corporation unless said shares have first been offered to Crys-Tel at their fair market price. Crys-Tel shall have four weeks within which to accept such offer and to pay the full purchase price of the shares offered for sale. Crys-Tel shall have the same obligations with respect to the CTA provided, however, that if the CTA is unable to acquire its shares because of restrictions imposed by the government of the Territory, then the CTA shall have the right to require Crys-Tel to sell its shares, in accordance with the conditions expressed in this paragraph, to persons approved by the CTA. Nothing contained in this agreement shall be deemed to prevent Crys-Tel from selling, transferring or assigning to any subsidiary or affiliated corporation any or all of the shares owned by it in the Corporation.

21.  DISTRIBUTION OF PROFITS

(1) Unless the parties agree otherwise, at the annual shareholders' meeting following the close of each year, they shall cause the Corporation to distribute to the parties, in proportion to their equity ownership, an amount equal to 30% of the total net after-tax profits for the year less any accumulated losses from prior years and less current contributions to reserves approved by the Board.

(2) Upon distribution of dividends by the Corporation, or should the Corporation be liquidated, or should Crys-Tel sell all or part of its equity' interest in the Corporation to the CTA or some other enterprise, the ordinary dividends, liquidation distributions or sales proceeds (as the case may be) shall be freely transferable from the Territory to Crys-Tel in Canadian dollars or other convertible currency, without imposition or withholding of any taxes on the amounts transferred.

(3) Ordinary dividends, liquidation distributions and proceeds from the sale of all or part of Crys-Tel's equity interest in the Corporation, shall be converted into Canadian dollars prior to their transfer to Crys-Tel, at the rate of exchange most favourable to Crys-Tel at the date of the transfer, but not less favourable to Crys-Tel than the exchange rate applied to Crys-Tel's capital contribution to the Corporation.

22.  R & D MARKET RESEARCH

Crys-Tel may at its sole option terminate this agreement in the event that approval is not obtained from the government of the Territory of the terms and conditions contained in this agreement and/or any modifications thereof agreed to by the parties within twelve months from the date of the execution of this agreement.

23.  DURATION OF CORPORATION

The duration of the joint venture is 10 years. The establishment of the joint venture shall start from the date on which the business license of the Corporation is issued. An application for the extension of the duration, proposed by one party and unanimously approved by the board of directors, shall be submitted to the six months prior to the expiry date of the joint venture.

24.  LIQUIDATION OF CORPORATION UPON EXPIRATION OF DURATION

Upon the expiration of the duration or termination before the date of expiration of the joint venture, liquidation shall be carried out according to the relevant law. The liquidated assets shall be distributed in accordance with the proportion of investment contributed by Crys-Tel and the CTA. 25. Confidentiality

(1) Confidential Information: All information other than information generally known in the telecommunication industry or information made known by a third party to either party other than a consequence of the relationship between the parties supplied by or on behalf of either party pursuant to this agreement ("Confidential Information") shall be treated as confidential by the other party.

(2) Duty Not to Disclose: The parties covenant and agree that no Confidential Information shall be disclosed to anyone outside the organization of such party without the prior written consent of the other.

(3) Reasonable Efforts: The parties agree to use all reasonable efforts to take such action as may be appropriate to prevent the unauthorized use and disclosure of, and to keep confidential all such Confidential Information, including:

     (a) ensuring that such Confidential Information is disclosed only to responsible employees of the party who have first been properly instructed to maintain such Confidential Information in confidence;

     (b) not disclosing to any third party the terms and conditions of this agreement;

     (c) not disclosing methods of manufacture or sale of the Products including production and marketing plans; and

     (d)  safeguarding  all  documents  against  theft,   damage  or  access  by
          unauthorized persons.

26.  TERMINATION

(1)  This agreement shall terminate upon:

     (a)  expiration and non-renewal of the license agreement;

     (b)  liquidation of the Corporation;

     (c)  acquisition  by  the  CTA  of  Crys-Tel's   equity   interest  in  the
          Corporation;

     (d)  mutual agreement of the parties;

     (e) final decision by the arbitrators appointed pursuant to this agreement that this agreement shall terminate; or

     (f) an event which substantially prevents the Corporation from achieving its objectives. A failure by one of the parties to fulfil its obligations under this agreement shall be considered as an event entitling the other party to terminate this agreement only when such failure substantially prevents the Corporation from achieving its objectives.

(2) The provisions of paragraphs 25 shall survive termination and continue to bind the parties.

(3) Whether the party has terminated or has the right to terminate this agreement shall be arbitrable issues. Therefore, notice of termination given by one party to the other, if not accepted by the other, shall not relieve the notifying party of its obligations to submit the question to arbitration.

27.  DISPUTE RESOLUTION

All disputes, controversy or claims arising out of or in connection with or in relation to the contract, including any question regarding its existence, validity or termination, shall be submitted to and be subject to the jurisdiction of the courts of Paris, France which shall have exclusive jurisdiction in the event of any dispute under this agreement. The parties irrevocably submit to the jurisdiction of such courts to finally adjudicate or determine any suit, action or proceedings arising out of or in connection with this agreement. [Alternatively, the parties may agree to submit the matter to arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules.]


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28.  COSTS  INCURRED  FOR  THIS  AGREEMENT

Each party shall bear its own costs incurred in preparing and negotiating this agreement, and obtaining government approvals. All costs incurred in taking the formal legal steps required to establish the Corporation shall be borne by the Corporation.

29.  REPRESENTATIONS  AND  WARRANTIES

(1) Each party represents and warrants that it has the full legal power and authority to enter into this agreement, and to perform its obligations (subject only to obtaining certain governmental licenses and authorizations as referred to in this agreement), and that this agreement when signed by both parties will be binding and enforceable according to its terms.

(2)  The CTA represents and warrants:

     (a) that it has the ability to fulfil its obligations as set forth in this agreement, and

     (b) that it has not entered into a similar agreement with any other entity for the same purposes.

30.  EXCUSABLE  DELAY

In case of force majeure preventing or hindering either party from performing its obligations under this Agreement, the affected party may give written notice to the other containing reasonable particulars of the force majeure in question and the effect of such force majeure as it relates to the obligations of the affected party and such force majeure shall not constitute a default, provided that the party affected by the de- lay makes reasonable efforts to correct the reason for such delay. Such notice shall entitle the affected party to suspend deliveries or payments, as the case may be. For the purpose of this agreement, "force majeure" shall mean any of the following events beyond the control of the parties:

(a) lightning, storms, earthquakes, landslides, floods, washouts and other acts of God;

(b) substantial or material fires, explosions, breakage of or accidents to plant, machinery, equipment and storage of the supplier;

(c)  strikes, lockouts or other industrial disturbances of the supplier;

(d) civil disturbances, sabotage, war, blockades, insurrections, vandalism, riots, epidemics;

(e) inability to obtain supplies necessary to manufacture and package the Products at the supplier's plants, if inability is industry wide among similar manufacturers or inability to obtain electric power, water, fuel or other utilities, or services necessary to operate the plants, and

(f) any other material event that could reasonably be considered to be force majeure by reason that it is beyond the control of the party affected,

but shall not include the inability of either party to obtain financing or any other financial inability on the part of either party.

31.  ASSIGNMENT

This agreement is not assignable by either party, either directly or indirectly, without the written consent of the other, which may be arbitrarily withheld.

32.  EXTENDED  MEANINGS

Words importing the singular number include the plural and vice versa and words importing gender include all genders.

33.  INTERPRETATION  NOT  AFFECTED  BY  HEADINGS

The division of this agreement into paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this agreement.

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34.  ENTIRE  AGREEMENT

This Agreement constitutes the entire agreement of all the parties with respect to the subject-matter hereof and, except as herein stated and in the instruments and documents to be executed and delivered pursuant hereto, contains all of the representations, undertakings and agreements of all parties hereto respecting the subject-matter hereof. There are no representations, undertakings or agreements of any kind between all the parties hereto respecting the subject-matter hereof except those contained herein.

35.  SEVERABILITY

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

36.  NOTICES

(1) Any notice or other documents required or permitted to be given hereunder shall be in writing and shall be delivered, mailed by pre-paid registered mail, return receipt requested or sent by facsimile transmission addressed to the party or parties to whom it is to be given at the ad- dress shown below or at such other address or addresses as the party or parties to whom such writing or document is to be given shall have last notified all other parties hereto in accordance with the provisions of this section:

(a)  if to CTA at: 151 Ramsey Street, Harberfield 2045, Sydney, Australia

(b)  if to Crys-Tel at: 1390 Ottawa Avenue, West Vancouver, BC, Canada, V7T 2HS

(2)  Any such notice or other document shall:

(a) if delivered, be deemed to have been given and received at the place of receipt on the date of delivery, provided that if such date is a day other than a business day in the place of receipt, such notice or document shall be deemed to have been given and received at the place of receipt on the first business day in the place of receipt, thereafter;

(b) if transmitted by facsimile transmission, be deemed to have been given and received at the place of receipt on the next business day in the country of receipt, following the day of sending, provided that the sender has received telephone confirmation from the recipient of receipt of same on or before the date transmission is deemed to have been received as above, and

(c) if mailed, be deemed to have been given and received at the place of receipt on the date of actual receipt.

(3) In the event of postal disruption, such notices or documents must either be delivered personally or sent by facsimile transmission.

37.  AMENDMENT  OF  AGREEMENT

None of the terms, conditions or provisions of this agreement shall be held to have been changed, waived, varied, modified or altered by any act or knowledge of either party, their respective agents, servants or employees unless done so in writing signed by both parties.

38.  WAIVER  OF  BREACH

No waiver on behalf of any part of any breach of the provisions of this agreement shall be effective or binding on such party unless the same shall be expressed in writing and any waiver so expressed shall not limit or affect such party's rights with respect to any future breach of any of the provisions.

39.  FURTHER  ASSURANCES

Each of the parties covenants and agrees that he, his heirs, executors, administrators, successors and permitted assigns will execute such further documents and do and perform or cause to be done and performed such further and other acts as may be necessary or desirable from time to time in order to give full effect to the provisions of this agreement.

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40.  SUCCESSION  AND  ASSIGNS

This agreement shall be binding on and ensure to the benefit of the successors and assigns of both pasties and all persons or corporations acquiring to or acquiring the business now earned on by Crys-Tel or the CTA.

41.  COMING  INTO  FORCE;  EFFECTIVE  DATE

(1) This agreement shall come into force after its signature on the date on which the Parties have obtained and notified each other of receipt of all governmental permissions, authorizations and export/import licenses required from their respective governmental authorities in order to fulfil all of their obligations wider this agreement; provided. however, that at such time there is agreement between the parties as to the rate of parity between Crys-Tel's capital contributions and the Re- public's capital contribution and with regard to the taxation of the Corporation, during its initial phases of operation.

(2) Each party shall use its best efforts to obtain from its own government the authorizations, permissions and licenses required under this agreement, and shall bear all expenses incurred therein. If this agreement has not come into force within six months of its signature either Party may give notice to the other of its intention to terminate if it does not come into force within thirty days following such notice.

IN WITNESS WHEREOF. CRYS-TEL INTERNATIONAL, intended to be bound, have caused this Agreement to be executed in duplicate originals by their duly authorized representatives as of the day and year first written above.

For  Crys-tel  International                    For:  Crys-Tel  Australia

Name:  Robert  Papalia                          Name:  Mariano  Turrisi
Parker  House                                   Title:  Managing  Director
Wildley  Business  Park                         151  Ramsey  Street
Wildley  Road,  St.  Michael                    Harberfield  2045
Barbados                                        Sydney,  Australia
Phone:                                          Phone:  +6129  716  6922
       ---------------------                            ------------------
Fax:                                             Fax:   +6129  716  0223
       ---------------------                            ------------------

Signature:  /S/  Robert  Papalia          Signature:  /S/  Mariano  Turrisi
            --------------------                      ---------------------
                                                                 01/05/1999


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